Exhibit 99.(d) (19)

AMENDMENT TO THE EXPENSE REIMBURSEMENT AGREEMENT
FOR THE TIAA-CREF INSTITUTIONAL MUTUAL FUNDS
(for Retirement Class of Lifecycle Funds)

          AMENDMENT, dated December 6, 2006 to the Expense Reimbursement Agreement dated February 1, 2006 (the “Agreement”), by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”), as subsequently amended.

          WHEREAS, with respect to the Retirement Class shares of the seven series of the Trust designated as the “Lifecycle Funds,” which are each subject to the Investment Management Agreement dated February 1, 2006, as amended, between the Trust and Advisors, the parties hereto wish to lessen the impact of the ordinary operating expenses of the Lifecycle Funds other than the investment management fees, 12b-1 distribution fees and retirement services platform fees paid by the Retirement Class of the Lifecycle Funds;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

          1. The Agreement shall be amended by adding the following table to Exhibit B:

Retirement Class
Lifecycle 2010 Fund	0.25%
Lifecycle 2015 Fund	0.25%
Lifecycle 2020 Fund	0.25%
Lifecycle 2025 Fund	0.25%
Lifecycle 2030 Fund	0.25%
Lifecycle 2035 Fund	0.25%
Lifecycle 2040 Fund	0.25%

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS

By:
Title:
TEACHERS ADVISORS, INC.

By:
Title: